FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                EXHIBIT 11
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COMPUTATION OF EARNINGS PER SHARE
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(In Thousands)                           For Six Months Ended June 30,

                                             2003            2002
                                         --------------  -------------
Net Income                                     $19,809        $18,339
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Computation of average
  shares outstanding

         Shares outstanding at
         beginning of year                      18,818         19,185


         Shares purchased under stock
         repurchase program                       (260)           (31)

         Shares issued under stock
         compensation plans                         10             18

         Shares issued during the
         year times average time
         outstanding during the year                22             30
                                         --------------  -------------

Average basic shares outstanding                18,590         19,202
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Dilutive shares                                     72            112

                                         --------------  -------------
Average diluted shares outstanding              18,662         19,314
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Basic earnings per share                         $1.07          $0.96
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Diluted earnings per share                       $1.06          $0.95
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